Exhibit 99.1

Prospect Global Raises $5 Million

Announces Planned Rights Offering to All Shareholders

Financing Will Support continued Development of Holbrook Basin Project

DENVER, CO, May 8, 2013 — /PRNewswire/ —

DENVER, Colorado.--(BUSINESS WIRE)—May 8, 2013, Prospect Global Resources Inc. (NASDAQ: PGRX) announced today that on May 2, 2013 it had received a $5 million subordinated loan which meets a required funding milestone required under its senior debt and plans to commence a $12 million rights offering this week in which all shareholders of record as of May 16, 2013 will receive their pro rata share of rights to subscribe for units consisting of a share of common stock and one-half a warrant to purchase a share of common stock.  A unit is priced at $0.22 (27% below the last reported trading price on May 7, 2013) and each warrant is exercisable for one year following the closing of the rights offering at $.35 per share. The warrants are immediately detachable from the shares of common stock purchased in the rights offering.  Holders who purchase their entire pro rata share of the units may exercise an over-subscription right to subscribe for unsubscribed units to the extent available.  The lenders of the subordinated loan have agreed to convert their subordinated notes into the securities offered in the rights offering subject to shareholder approval of such conversion at our annual meeting of shareholders, expected to occur in July 2013.

Two existing PGRX stockholders, Very Hungry LLC and Scott Reiman 1991 Trust, loaned the Company $5 million on May 2, 2013 in exchange for subordinated notes in the aggregate principal amount of $5.5 million and adjustments to all of their warrants to purchase common stock to an exercise price of $0.25 and a termination date of August 1, 2016.

The rights offering will be conducted via an existing effective shelf registration statement.  Each shareholder will receive 0.751% of a subscription right for each share held.  The subscription rights are not transferable and will be evidenced by subscription rights certificates.  Prospect will mail rights offering materials, including a prospectus supplement and a subscription rights certificate, to the record holders on or about May 10, 2013.

In addition to the rights offering, Prospect intends to conduct an underwritten public offering in the next few weeks.  The proceeds from the rights offering and the public offering are expected to be used to continue to fund Prospect’s definitive feasibility study, make mandatory repayments of outstanding indebtedness, pay the expenses associated with the rights offering and the public offering and for general working capital purposes.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  The rights offering and the public offering will each be made by means of a prospectus and a related prospectus supplement.  Please contact Gregory Dangler, CFO, at Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver CO 80202 for a copy of the prospectus supplement and the prospectus once it has been filed with the Securities and Exchange Commission.

About Prospect Global Resources Inc. [PGRX]:

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of our potash resources and development of our potash mining facility.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources Inc.

Prospect Global Resources, Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona. The company’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

For further information, please contact:

Gregory Dangler, CFO

+1 (303) 990-8444